Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

This confidential Separation Agreement and General Release (the “Agreement”) is made and entered into by and between SUZANNE RICH FOLSOM (“Folsom”) and UNITED STATES STEEL CORPORATION (the “Company”) as of the date of Folsom’s signature set forth below (the “Execution Date”).

1.
SEPARATION. Folsom notified the Company, and the Company acknowledges, that Folsom’s employment with the Company will end effective Friday, December 29, 2017 (the “Termination Date”) by reason of Folsom’s voluntary resignation. Effective as of the Termination Date, Folsom will have resigned all positions, titles, duties, authorities and responsibilities with, arising out of or relating to, her employment with the Company. Folsom agrees that she will not apply for reemployment or seek in any way to become rehired or reemployed by the Company now or at any time in the future, and she understands and agrees that the Company is in no way obligated to employ or reemploy her now or at any time in the future.

The period beginning on November 7, 2017, and ending on the Termination Date is referred to herein as the “Transition Period.” During the Transition Period, Folsom shall continue to hold her current title as the Company’s General Counsel, Chief Compliance Officer, SVP Government Affairs, it being understood and agreed that day to day responsibility for the legal and compliance operations of the Company has been assumed by the Company’s Deputy General Counsel-Commercial Law and government affairs will be handled by the CEO to allow Folsom to focus on strategic and transitional matters while the Company undertakes a comprehensive search for a permanent replacement. Folsom’s duties and responsibilities during the Transition Period will be limited to assisting with specified strategic goals and the transition of her former duties, authorities and responsibilities to one or more members of the Company’s senior management team as the CEO may designate, in each case, as requested by the CEO.

In addition, Folsom acknowledges, understands and agrees that:

(i)	All of her service, compensation and benefit accruals from the Company and its compensation plans will cease as of the Termination Date;

(ii)
Following the Termination Date, she will have the opportunity to continue coverage under the applicable group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA);

(iii)	She is eligible to receive accrued and vested benefits to the extent provided in accordance with the terms of the following plans:
a.    United States Steel Corporation Savings fund Plan for Salaried Employees, including both the Savings Account and Retirement Account;
b.    United States Steel Corporation Supplemental Thrift Program; and
c.    United States Steel Corporation Non Tax-Qualified Retirement Account Program (hereinafter collectively “Retirement Plans”)
Pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payments under the Company’s non-qualified deferred compensation plans (which include the Supplemental Thrift Program and the Non Tax-Qualified Retirement Account Program), for which the payment event is “separation of service” (within the meaning of such programs), shall be made on the first business day of the sixth month following her separation from service (or, if earlier, that last business day of the calendar month following her death). During this six-month delay, interest will accrue and be payable in accordance with terms of the applicable plan;

(iv)
She is eligible to receive payment for (1) all earned but unpaid base salary through her Termination Date, (2) reimbursement of any unreimbursed business expenses in accordance with the Company’s business expense reimbursement policy and (3) accrued and unused vacation time as of the Termination Date (which is understood and agreed to be forty-two (42) days as of November 7, 2017);

(v)	She is not eligible for and will not receive a payment under the Executive Management Annual Incentive Compensation Plan (“AICP”) for calendar year 2017; and

(vi)	Except as otherwise set forth in Paragraph 2 below, she is not eligible for and will not receive a distribution under the United States Steel Corporation Supplemental Retirement Account Program;

(vii)
She is not eligible for and will not receive any benefits under the Unites States Steel Corporation Supplemental Unemployment Benefit Program for Non-Union Employees or any other severance benefits except as set forth in this Agreement; and

(viii)
Except as otherwise set forth in Paragraph 2 below, for purposes of the Long-Term Incentive Compensation Plan, her resignation will not be considered a Retirement or a Termination with Consent (as each such term is defined under such plan), and, therefore, unless she timely executes and delivers this Agreement to the Company and does not timely revoke her signature in accordance with the terms hereof, any vested and unvested Stock Options will be forfeited as of the Termination Date, and any unvested Restricted Stock Units, and any accrued dividend equivalents thereon, and Performance Awards will be forfeited as of the Termination Date.

2.
CONSIDERATION. Folsom acknowledges, understands and agrees that the Company is not obligated to pay her any type of severance payments or benefits. However, subject to and conditioned upon Folsom’s execution and delivery of the General Release attached hereto as Attachment A (the “General Release”) no sooner than the day after the Termination Date and otherwise on or before January 3, 2018, and provided that Folsom does not timely revoke her signature thereto, the Company will do the following:

(i)
Although not otherwise required, Folsom’s voluntary resignation will be treated as a Termination With Consent and as a Retirement for purposes of (A) the United States Steel Corporation Supplemental Thrift Plan, (B) the United States Steel Corporation Supplemental Retirement Account Program and/or (C) the Long-Term Incentive Compensation Plan. Consequently, Folsom will receive pro-rata vesting of her various outstanding annually-granted performance awards, restricted stock unit grants and stock option awards made under the foregoing plans and/or programs, calculated in each case as of the Termination Date, and thus receive benefits (most recently valued at One Hundred Forty-Two Thousand, Six Hundred Eighty-Eight Dollars and Forty-Six Cents ($142,668.46)) under the United States Steel Corporation Supplemental Thrift Plan, benefits (most recently valued at Two Hundred Twenty-Four Thousand Seven Hundred Seventy-Four Dollars and Sixty-Three Cents ($224,774.63)) under the United States Steel Corporation Supplemental Retirement Account Program, and benefits (most recently valued at One Million Nine Hundred Seventy Four Thousand Three Hundred Thirty-Four Dollars and No Cents ($1,974,334.00)) under the Long-Term Incentive Compensation Plan. Per the terms of the applicable plan and/or programs, Folsom will have until the earlier of the expiration of the original exercise period and the third anniversary of the Termination Date to exercise any vested stock options.

(ii)
The Company will treat as fully vested Ten Thousand (10,000) unvested Restricted Stock Units previously granted to Folsom under the United States Steel Corporation 2016 Omnibus Incentive Compensation Plan and related Restricted Stock Unit Agreement that otherwise would not be vested as of the Termination Date (most recently valued at Two Hundred Seventy-Six Thousand and Eight Hundred Dollars and No Cents ($276,800.00).

(iii)	The Company will pay Folsom a severance benefit in the total amount of One Million Two Hundred Sixty Thousand Dollars and No Cents ($1,260,000.00), consisting of an amount equal, in the aggregate, to one year of Folsom’s current base salary plus a target bonus equal to eighty percent (80%) of such base salary. The foregoing amount will be paid in twelve (12) installment(s) beginning on the first regular payroll date following the General Release Effective Date (as defined below). Each installment will be treated as a separate payment for purposes of Section 409A of the Code.

(iv)
In lieu of reimbursement for executive outplacement services the Company will pay Folsom the total amount of Fifty Thousand Dollars and No Cents ($50,000.00). Such payment will constitute taxable income to Folsom and will be paid in a single lump sum upon the first payroll date following the General Release Effective Date.

(v)
With respect to Folsom’s 2017 income tax returns, Folsom will remain eligible to receive the tax preparation services that the Company historically has provided to her at its expense through a third party vendor.

(vi)
If Folsom elects to continue her healthcare coverage (including family coverage) under the COBRA continuation provisions of the Company’s group health plans, the Company will reimburse her for a period of up to eighteen (18) months for the cost of such coverage. No reimbursement will be made for COBRA continuation coverage after the date that Folsom becomes eligible for group health coverage provided by another employer. The reimbursements will be made as soon as administratively practicable after her request for reimbursement with evidence of payment. The company will treat the reimbursements as taxable income to Folsom to the extent required by applicable law.

(vii)
The payments and benefits referenced above will not be treated as covered compensation under any of the Company’s compensation, retirement, or benefit programs. These payments and benefits will be subject to all applicable tax and other withholdings and deductions. These payments and benefits also are conditioned upon Folsom complying with her obligations under this Agreement, including but not limited to those set forth in Paragraph 8 (Non-Competition). If Folsom materially breaches or threatens any material breach of any such obligations at any time, all such payments and benefits will be forfeited, and Folsom will repay or otherwise return to the Company any amounts or benefits to the extent already paid or provided in accordance with, and without otherwise limiting, the terms of Paragraph 11 (Remedies) below.

(viii)
Folsom understands, acknowledges and agrees that the Company is not required to provide any of the consideration described above if she does not execute this Agreement, and therefore, it represents valuable consideration which is in addition to anything else of value to which she was already entitled.

(ix)
Folsom acknowledges, understands and agrees that, except as otherwise set forth in this Agreement, she will not receive, nor is she entitled to receive, any other consideration, payments, incentive payments, reimbursements, bonuses, stock, stock options, equity interests, or other benefits or compensation of any kind. Folsom further acknowledges that, except as otherwise expressly set forth herein, she is forfeiting, for no consideration other than what is paid or otherwise provided under this Agreement, all of her unvested restricted stock, stock options, performance units, and other equity or incentive-based awards.

3.
RELEASE. In exchange for and in consideration of Folsom’s continued employment with the Company and Folsom’s continued receipt of her base salary and benefits during the Transition Period, Folsom, on behalf of herself and her agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns, of her own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively “Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which she now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of her employment relationship with the Company, or her separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the Execution Date (collectively, the “Released Claims”).

The Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Uniformed Services Employment and reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to her employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Releasees, except those claims that may not be waived as a matter of law.

To the extent permitted by law, Folsom also waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any or all Releasees, as defined above, are a party. Folsom acknowledges that this general release is not intended to bar any claims that may not be waived as a matter of law, such as her right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of her releases of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. Folsom expressly waives, however, her right to recovery or relief of any type, including damages or reinstatement, in any administrative or court action or proceeding, whether state or federal, and whether brought by her or on her behalf, related in any way to the matters released herein.

Notwithstanding the foregoing, this release shall not apply to any (i) rights of Folsom, and any obligations of the Company, that arise under, or are preserved by, the terms of this Agreement, (ii) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law to the extent such rights may not be waived or released as a matter of law, (iii) any rights that Folsom has as a holder of securities of the Company or of any other entity, (iv) any cause of action, claim, charge, demand, cost or expense for damage that is based on any act or omission that occurs after the Execution Date, and (v) any rights that Folsom otherwise would have to be protected or indemnified by the Company against claims by third parties relating to her employment, under applicable directors and officers (D&O) liability policies.

4.
PROCEEDINGS AND COOPERATION. Folsom presently affirms that she has not filed or caused to be filed, and is not presently a party to, any claim against the Releasees with any local, state, or federal court, or any governmental, administrative, investigative, or other agency or board. Folsom agrees that, aside from any matters excepted herein, she will not file any Released Claims against the Releasees. Furthermore, Folsom also agrees to cooperate with and assist the Company in matters concerning prior business arrangements, investigations, pending litigation or litigation which may arise in the future concerning matters about which she has personal knowledge or which were within the purview of her job responsibilities at the Company. Folsom agrees to assist in the prosecution or defense of such claims involving the Company, whether or not such claims involve litigation, including giving truthful testimony as needed. The Company agrees to reimburse Folsom for any reasonable out-of-pocket expenses incurred in complying with her obligations under this Paragraph 4. Notwithstanding anything herein to the contrary, Folsom’s obligation to cooperate shall be reasonably limited so as not to unreasonably interfere with her other business and personal obligations.

5.
REPRESENTATIONS. Folsom represents that (i) the Company does not owe her any compensation, wages, vacation, incentive pay, commissions, bonuses, expense reimbursements or other amounts, other than that specifically provided for in this Agreement; (ii) she has been granted all leaves of absences to which she was entitled; (iii) she has reported to the Company any and all work-related injuries that she has suffered or sustained during her employment with the Company up to the Execution Date; (iv) she is not aware of any factual basis that would provide the company with “cause” within the meaning of any Company plan or equity-based award agreement with her; and (v) in connection with any matter involving or concerning any governmental regulatory, or enforcement authority or agency, except as otherwise expressly brought to the attention of the Company’s senior management, she is not aware of any factual or legal basis for any legitimate claim (excluding any Released Claims) that the Company or any of its affiliated entities is in violation of any international, federal, state, or local law, rule or regulation.

6.
NON-DISPARAGEMENT. Folsom agrees to refrain from making, whether verbally or in writing, any critical, denigrating, disparaging, defamatory or slanderous comments, references or characterizations concerning the Company and/or its former or current officers, directors, employees, independent contractors, agents, products or services. Folsom further agrees that she shall not provide any information, make any statements or take any action that would cause the Company or any of its current or former directors, officers, employees, independent contractors and/or agents embarrassment or humiliation or otherwise cause or contribute to the Company’s being held in disrepute. Folsom understands that nothing in this Agreement is intended to prevent her from making truthful statements in any legal proceeding or as otherwise required by law, subpoena, court or arbitral order, agency or regulatory request, or the like.

The Company agrees to advise its directors to refrain from making or approving disparaging comments regarding Folsom, except as may be required in any legal proceeding or as otherwise required by law, subpoena, court or arbitral order, agency or regulatory request, or the like.

7.
NON-SOLICITATION. Folsom agrees that for one (1) year after the Termination Date, she will not solicit or attempt to solicit any person whom Folsom personally recruited to join the Company to cease or reduce the extent of their relationship with the Company, and otherwise for two (2) years after the Termination Date, she will not solicit or attempt to solicit any person or entity who is a director, officer, employee, independent contractor, representative or agent of the Company to cease or reduce the extent of their relationship with the Company.

8.
NON-COMPETITION. To the full extent permitted by law, Folsom agrees for a period of twelve (12) months immediately following her resignation, she shall not, unless acting pursuant to the prior written consent of the Company’s Board of Directors, directly or indirectly (a) own, manage, operate, finance, join, control or participate in the ownership, operation, management, financing or control of, or be connected as an officer, director employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit her name to be used in connection with any Competing Business, or (b) solicit or divert to any Competing Business any individual or entity which is then a customer of the Company. The term “Competing Business” shall mean any business or enterprise primarily engaged in the business of steel manufacturing or iron ore mining within any state of the United States, the District of Columbia or any foreign country (i) in which the Company has engaged within the twelve (12) months prior to her resignation, or (ii) in which the Company engages during the twelve (12) months following her resignation. In the event that the provisions of this Paragraph 8 should ever be adjudicated to exceed the time, geographic, product or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product or other limitations permitted by applicable law. Nothing in this Agreement shall prevent Folsom from owning, directly or indirectly, solely as a passive investment, securities of any entity traded on any national securities exchange if Folsom is not a controlling person of, or a member of a group which controls, such entity and does not, directly, own five percent (5%) or more of any class of securities of such entity. Further, nothing in this Agreement shall prevent Folsom from continuing in her current public company directorships and advisory positions, excluding any such directorships or positions that she holds with the Company or any of its affiliates.

9.
PROTECTION OF COMPANY INFORMATION. Folsom acknowledges that she received and was provided valuable non-public information obtained, possessed or developed by the Company in the ordinary course of its business and that the protection of such “Confidential Information” is of vital importance to the Company’s business and interests. All such Confidential Information, whether written or not and whether marked as confidential or not, is presumed to be confidential. Examples of confidential information include, but are not limited to, non-public information concerning the Company’s employees, directors, officers, customers, prices, sales techniques, estimating the pricing systems, internal cost controls, production processes and methods, employment practices, product planning and development programs, possible divestitures and acquisitions, marketing plans, product information, inventions, blueprints and sketches, technical and business concepts, training programs, legal, compliance and regulatory matters, regardless of whether devised, developed, produced, worked on, or invented in whole or in part by herself or others, and whether or not copyrightable, trademarkable, licensable, or reduced to practice. Notwithstanding the foregoing, Confidential Information shall not include information that (i) is or becomes generally available to the public other than as a result of any disclosure resulting from an act or omission by Folsom or (ii) is provided to Folsom by a third party that was not known to Folsom, acting in good faith, to be bound by a confidentiality agreement or other contractual, legal or fiduciary obligation of confidentiality with respect to such information. Folsom acknowledges and agrees that as an employee of the Company, she has been under a legal obligation to respect and protect such Confidential Information. Folsom agrees that she will not, directly or indirectly, at any time or in any manner whatsoever, use any such Confidential Information for her personal use or advantage, or disclose or make such Confidential Information available to others, regardless of how or when she came into possession of such Confidential Information; provided, however, nothing herein prevents Folsom from disclosing or using such Confidential Information to the extent required by law or pursuant to a subpoena or court or regulatory order. Subject to the provisions of Paragraph 8 (Non-Competition), nothing herein prevents Folsom from using her general knowledge, skill, and experience in gainful employment by a third party after her employment with the Company.

Folsom represents that she has not, and will not, download, transfer, or take with her any Confidential Information or other Company property, documents, data or information. To the extent she has not done so prior to the Termination Date, Folsom agrees to immediately return to the Company all Confidential Information and all Company property, documents, data and other information, including but not limited to computers, electronic equipment, cell phones, badges, and credit cards, which are or have been in her possession or control, whether or not they contain Confidential Information or relate to the Company’s business. The Company agrees that if any non-Company related U.S. mail addressed to Folsom is delivered to the Company, the Company will promptly forward such mail to Folsom’s home address. Nothing in this Agreement shall preclude Folsom from retaining, and using appropriately, documents and information relating to her personal entitlements and obligations (including, without limitation, any compensation and benefit plans and related documents) or any documents or information that solely contain personal information, it being understood that Folsom’s obligations as to any Confidential Information contained in such retained documents and information shall persist as to such Confidential Information.

Folsom understands that pursuant to 18 U.S.C. §1833(b), an individual will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to any attorney solely for the purpose of reporting or investigation a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Additionally, an individual suing an employer for retaliation for reporting a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, provided the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.
GOVERNMENT INVESTIGATIONS. Folsom understands that nothing in this Agreement shall be construed to prohibit her from reporting conduct to, providing truthful information to, or participating in any investigation or proceeding conducted by, any federal or state government agency or self-regulatory organization. She expressly waives, however, her right to recovery or relief of any type, including damages or reinstatement, in any administrative or court action or proceeding, whether state or federal, and whether brought by Folsom or on her behalf, related in any way to the matters released herein.

11.
REMEDIES. Folsom understands the provisions in the above paragraphs are material to this Agreement, and that a material violation of any of them would constitute a breach of this Agreement. In the event of a material breach or a material threatened breach by Folsom of any of the provisions of Paragraphs 6 (Non-Disparagement), 7 (Non-Solicitation), 8 (Non-Competition) or 9 (Protection of Company Information), the Company, in addition and supplementary to other rights and remedies existing it its (or their) favor, shall be entitled to specific performance of each of such Paragraphs, including temporary, preliminary and/or permanent injunctive or other equitable relief from a court of competent jurisdiction in order to stop and/or prevent any violations of the provisions hereof (without posting a bond or other security), and shall also be entitled to require Folsom to account for and pay over to the Company all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting any such breach of the covenants contained herein, and shall also be entitled to cease paying or providing and be entitled to require Folsom to repay any amounts paid or benefits provided pursuant to Paragraph 2 (Consideration) of this Agreement. In addition, in the event of any breach or violation by Folsom of Paragraph 8 (Non-Competition) of this Agreement, the restricted periods set forth therein shall be tolled until such breach or violation has been duly cured.

12.	ADEA. With specific regard to this Agreement, Folsom understands and acknowledges that:

a.
This Agreement constitutes an enforceable contract, and by signing this Agreement, she is waiving rights that she may have against the Releasees as of the Execution Date, including claims under the Age

Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on her employment or separation from employment with the Company;

b.	She understands that she is not releasing any claims that may arise after the Execution Date;

c.	She is receiving, in exchange for this Agreement, valuable consideration in addition to anything of value to which she is already entitled;

d.	The Company has advised her to consult with an attorney prior to executing this Agreement;

e.
She has had a period of twenty-one (21) calendar days from the date she received this Agreement, or so much of such 21-day period as she cared to utilize, to receive, consider and execute and deliver this Agreement;

f.
She may revoke this Agreement at any time within seven (7) calendar days after the Execution Date by delivering a written notice of revocation to the Company’s Deputy General Counsel-Commercial Law (or his designee);

g.
If she does not execute and deliver this Agreement within the 21-day period referenced in subparagraph (e) above, or if she revokes this Agreement after its execution and delivery within the 7-day period referenced in subparagraph (f) above, she will be ineligible to receive any of the consideration set forth in Paragraph 2 (Consideration) of this Agreement; and

h.
The Company’s obligation to provide the consideration under this Agreement is contingent upon her execution and delivery of this Agreement and the expiration of the associated revocation period without her having revoked this Agreement.

13.
NO ADMISSION. Folsom acknowledges that nothing in this Agreement constitutes an admission by the Company of any liability or of any violation of any applicable law or regulation. The Company acknowledges that nothing in this Agreement constitutes an admission by Folsom of any liability or of any violation of any applicable law or regulation.

14.
MODIFICATIONS. The provisions of this Agreement may not be amended or modified in any way, including by any subsequent agreement, unless specifically approved and agreed to in writing by the Company’s Deputy General Counsel-Commercial Law (or his designee) and Folsom.

15.
SEVERABILITY. Except as stated below with respect to the release set forth in Paragraph 3 (Release) above and the General Release, each provision of this Agreement shall be enforceable independently of every other provision. If one or more provisions of this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect or impair any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein. To the extent that the release set forth in Paragraph 3 (Release) above or in the General Release is deemed to be illegal, invalid, or unenforceable, the Company shall not be obligated to honor any of the terms set forth herein and Folsom agrees to immediately return any amounts or benefits paid or provided to Folsom by the Company pursuant to Paragraph 2 (Consideration) of this Agreement, to the maximum extent permitted by applicable law.

16.
EFFECTIVE DATE. The “Effective Date” of this Agreement shall be the date that Folsom timely executes and delivers this Agreement, as reflected in the signature block hereto, unless timely revoked in accordance with the provisions of Paragraph 12(f) above. The “General Release Effective Date” shall be the date that Folsom timely executes and delivers the General Release, as reflected in the signature block thereto, unless timely revoked in accordance with the provision thereof.

17.
GOVERNING LAW; VENUE. This Agreement and any disputes arising from, relating to or touching upon the Agreement shall be construed under and governed by the laws of the Commonwealth of Pennsylvania, including its statutes of limitation, without regard to any otherwise applicable principles of conflicts of law or choice of law rules (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would result in the application of the substantive or procedural laws or rules of any other jurisdiction. Each party hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America located in Allegheny County, Pennsylvania (the “Relevant Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Relevant Courts and agrees not to plead or claim in any Relevant Court that such litigation brought therein has been brought in an inconvenient forum; provided, however, that nothing in this Paragraph 17 is intended to waive the right of any party to remove any such action or proceeding commenced in any such state court to an appropriate federal court to the extent the basis for such removal exists under applicable law.

18.
ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between Folsom and the Company; this Agreement has been executed and delivered based on the terms set forth herein; neither Folsom nor the Company has relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and all prior agreements relating to the subject matter hereof, whether oral or written, are expressly superseded and/or revoked by this Agreement.

19.
409A. Notwithstanding anything set forth in this Agreement, no amount payable pursuant to or as provided in this Agreement which constitutes a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), shall be paid unless and until Folsom has incurred a “separation from service” within the meaning of Section 409A. Further, to the extent that Folsom is a “specified employee” within the meaning of Section 409A as of the date of Folsom’s separation from service, no amount which constitutes nonqualified deferred compensation which is payable on account of Folsom’s separation from service shall be paid to Folsom before the date (the “Delayed Payment Date”) which is the first day of the seventh (7th) month after the date of Folsom’s separation from service or, if earlier, the date of Executives’ death following such separation from service. The reimbursement of expenses or in-kind benefits, if any, provided pursuant to this Agreement shall be subject to the following conditions: (i) the expenses eligible for reimbursement or in-kind benefits in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year; (ii) the reimbursement of eligible expenses or in-kind benefits shall be made promptly, subject to the Company’s policies, but in no event later than the end of the year following the year in which such expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

20.
CONSTRUCTION. No provision of this Agreement shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The captions and headings of the Paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless the context of this Agreement clearly requires otherwise: (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to one gender include all genders, (c) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (d) “including” has the inclusive meaning frequently identified with the phrase “including but not limited to” or “including without limitation,” (e) references to “hereunder,” “herein” or “hereof” relate to this Agreement as a whole, and (f) the terms “dollars” and “$” refer to United

States dollars. Paragraph, subparagraph, exhibit and schedule references are to this Agreement as originally executed unless otherwise specified. Any reference herein to any statute, rule, regulation or agreement, including this Agreement, shall be deemed to include such statute, rule, regulation or agreement as it may be modified, varied, amended or supplemented from time to time. Any reference herein to any person shall be deemed to include the heirs, personal representatives, successors and permitted assigns of such person.

21.
VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as she deems necessary to consider this matter, and after consulting with an attorney if she so elected, Folsom has freely executed and delivered this Agreement so as to secure the consideration provided hereunder.

22.
ASSIGNABILITY; BINDING NATURE. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights and obligations may be assigned or transferred pursuant to a merger, consolidation or other combination in which the Company is not the continuing entity, or a disposition of all or substantially all of the business and assets of the Company to a successor entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all of substantially all of the business and/or assets of the Company to assume and perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no succession had taken place. No rights or obligations of Folsom under this Agreement may be assigned or transferred by Folsom other than her rights to compensation and benefits, which may be transferred only by will or operation of law.

Folsom and the Company have read and understand the provisions set forth above, and agree to be legally bound by this Agreement.

/s/ Suzanne Rich Folsom	Date:	November 10, 2017
Suzanne Rich Folsom

For the Company:

/s/ Barry Melnkovic	Date:	November 8, 2017
Barry Melnkovic
Vice President & Chief Human Resources Officer

Attachment A
GENERAL RELEASE

RELEASE. In exchange for good and valuable consideration as described in Paragraph 2 (Consideration) of that certain Confidential Separation Agreement and Release (the “Agreement”), entered into by and between Suzanne Folsom (“Folsom”) and US Steel (the “Company”) to which this Attachment A is attached, Folsom, on behalf of herself and her agents, representatives, attorneys, heirs, executors, administrators, survivors, trustees, beneficiaries, and assigns, of her own free will and in good faith, completely, irrevocably and unconditionally releases and discharges forever the Company and its successors, assigns, divisions, subsidiaries, related or affiliated companies, past and present officers, directors, shareholders, members, employees, representatives and agents (separately and collectively “Releasees”) from all causes of action, claims, charges, demands, costs and expenses for damages which she now has, or may have hereafter, whether known or unknown, whether asserted or not, arising out of or on account of her employment relationship with the Company, or her separation from employment with the Company, or any other transactions, occurrences, acts or omissions or any loss, damage, or injury whatsoever, known or unknown, suspected or unsuspected, resulting from any act or omission on the part of the Company, committed or omitted as of the date of her execution and delivery of this General Release (the “General Release Execution Date”) (collectively, the “Released Claims”).

The Released Claims include, but are not limited to, any claims of discrimination on any basis, including age, race, color, national origin, religion, sex, veteran’s status, whistleblower status, disability or handicap arising under any federal, state, or local statute, ordinance, order or law, including but not limited to the Age Discrimination in Employment Act (“ADEA”) as applicable, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Uniformed Services Employment and reemployment Rights Act, and the Employee Retirement Income Security Act; any claims under the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, the Pennsylvania Human Relations Act, the Pennsylvania Whistleblower Law, any claim that the Company breached any contract or promise express or implied, or any term or condition of employment; any claim for wages, benefits, bonus, severance pay or compensation of any kind (except as specifically provided herein); any torts or any claims for promissory estoppel; any claim of wrongful discharge, and/or any other claims under any federal, state or local laws arising out of or related to her employment or separation from employment with the Company. It is expressly understood and agreed that the foregoing is a general release of all claims and rights against the Releasees, except those claims that may not be waived as a matter of law.

To the extent permitted by law, Folsom also waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which any or all Releasees, as defined above, are a party. Folsom acknowledges that this general release is not intended to bar any claims that may not be waived as a matter of law, such as her right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, and claims for workers’ compensation benefits or unemployment insurance benefits, as applicable, and any challenge to the validity of her releases of claims under the Age Discrimination in Employment Act of 1967, as amended, as set forth in this Agreement. Folsom expressly waives, however, her right to recovery or relief of any type, including damages or reinstatement, in any administrative or court action or proceeding, whether state or federal, and whether brought by her or on her behalf, related in any way to the matters released herein.

Notwithstanding the foregoing, this release shall not apply to any (i) rights of Folsom, and any obligations of the Company, that arise under, or are preserved by, the terms of the Agreement, (ii) any rights to unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable law to the extent such rights may not be waived or released as a matter of law, (iii) any rights that Folsom has as a holder of securities of the Company or of any other entity, (iv) any cause of action, claim, charge, demand, cost or expense for damage that is based on any act or omission that occurs after the General Release Execution Date, and (v) any rights that Folsom otherwise would have to be protected or indemnified by the Company against claims by third parties relating to her employment, under applicable directors and officers (D&O) liability policies.

ADEA. With specific regard to this General Release, Folsom understands and acknowledges that:

i.
This General Release constitutes an enforceable contract, and by signing this General Release, she is waiving rights that she may have against the Releasees as of the General Release Execution Date, including claims under the Age Discrimination in Employment Act (“ADEA”) as applicable, as well as other federal, state and local laws, based on her employment or separation from employment with the Company;

j.	She understands that she is not releasing any claims that may arise after the General Release Execution Date;

k.	She is receiving, in exchange for this General Release, valuable consideration in addition to anything of value to which she is already entitled;

l.	The Company has advised her to consult with an attorney prior to executing this Agreement;

m.
She has had a period of twenty-one (21) calendar days from the date she received this General Release, or so much of such 21-day period as she cared to utilize, to receive, consider and execute and deliver this General Release;

n.
She may revoke this General Release at any time within seven (7) calendar days after the General Release Execution Date by delivering a written notice of revocation to the Company’s Deputy General Counsel-Commercial Law or his designee;

o.
If she does not execute and deliver this General Release within the 21-day period referenced in subparagraph (e) above, or if she revokes this General Release after its execution and delivery within the 7-day period referenced in subparagraph (f) above, she will be ineligible to receive any of the consideration set forth in Paragraph 2 (Consideration) of the Agreement; and

p.
The Company’s obligation to provide the consideration under the Agreement is contingent upon her execution and delivery of this General Release and the expiration of the associated revocation period without her having revoked this General Release.

GENERAL RELEASE EXECUTION DATE. The earliest date on which Folsom may sign and deliver this General Release is the day after Folsom’s last day of employment and the latest date on which Folsom may sign and deliver this General Release is January 3, 2018.

VOLUNTARY EXECUTION. After utilizing as much of the 21-day period above as she deems necessary to consider this matter, and after consulting with an attorney if she so elected, Folsom has freely executed and delivered this General Release so as to secure the consideration provided hereunder.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

Folsom has read and understands the provisions set forth above, and agrees to be legally bound by this General Release.

Date:
Suzanne Rich Folsom